Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: James J. Pennetti

Unizan Financial Corp.

Executive Vice President and Chief Financial Officer

Telephone: 330.438.1118

Toll Free: 1.866.235.7203

E-mail address: jpennetti@unizan.com

Media Contact: Sandy K. Upperman

Unizan Financial Corp.

Vice President, Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. ANNOUNCES THE ELECTION OF ITS

CLASS I DIRECTORS AND THE AMENDMENT OF THE 1997 STOCK OPTION PLAN

Canton, Ohio, April 30, 2003 – Shareholders of Unizan Financial Corp. (NASDAQ: UNIZ), elected the Class I Board of Directors for the term ending 2006, at the company’s annual meeting of shareholders held on Tuesday, April 29, 2003.

Unizan Financial Corp.’s Class I Board of Directors consists of:

Louis V. Bockius III – Chairman, Bocko, Inc.
Frank J. Dosch, CLU, ChFC – Managing Director, Northwestern Mutual Financial Network; and President, The Forker Company
Edgar W. Jones, Jr. – Vice President, Hal Jones Construction Co.
James L. Nichols – Treasurer, The Ohio State University
Marc L. Schneider – President, Schneider Lumber Co.
William T. Stewart, Ph.D., P.E. – President, Stewart Glapat Corp.

“The election of the Class I Directors, coupled with the remaining members of the board, provides Unizan Financial Corp. with a well-rounded leadership team,” said Gary N. Fields, Unizan Financial Corp.’s chairman of the board. “The diversity of their backgrounds brings a wealth of knowledge and valuable input in moving Unizan Financial Corp. forward.”

Additionally, Unizan Financial Corp.’s shareholders approved an amendment to the 1997 Stock Option Plan increasing the number of shares authorized under the Plan by 1,800,000. “The amendment of this Plan enables us to retain employees in the company’s service by providing them with a long-term incentive as part of their compensation,” Fields said. “The plan gives these individuals the opportunity to acquire additional equity interest in Unizan, aligning their interests with those of other shareholders. Unizan’s Compensation and Pension Committee, which is comprised of independent directors, administers the Plan and determines the criteria for stock option awards. Currently, these awards are based on the achievement of the company’s earnings per share goal,” Fields concluded.

Unizan Financial Corp., a $2.8 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The company operates 45 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Additionally, through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, wealth management products and services, Internet banking and niche businesses in government guaranteed loan programs and aircraft lending. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.

1